Exhibit 4.4

Execution Version

SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

by and among

KINGSOFT CORPORATION LIMITED

FAX VISION CORPORATION

FU SHENG

XU MING

MATRIX PARTNERS CHINA I, L.P.

MATRIX PARTNERS CHINA I-A, L.P.

TCH COPPER LIMITED

KINGSOFT INTERNET SECURITY SOFTWARE HOLDINGS LIMITED

CHEETAH TECHNOLOGY CORPORATION LIMITED

CONEW.COM CORPORATION

KS MOBILE INC.

ZHUHAI JUNTIAN ELECTRONIC TECHNOLOGY CO., LTD.

CONEW NETWORK TECHNOLOGY (BEIJING) CO., LTD.

BEIJING KINGSOFT INTERNET SECURITY SOFTWARE CO., LTD.

BEIKE INTERNET (BEIJING) SECURITY TECHNOLOGY CO., LTD.

BEIJING KINGSOFT NETWORK TECHNOLOGY CO., LTD.

and

BEIJING CONEW TECHNOLOGY DEVELOPMENT CO., LTD.

dated as of June 23, 2013

SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of June 23, 2013 by and among:

(1) Kingsoft Internet Security Software Holdings Limited, a company incorporated under the laws of the Cayman Islands, and in the process of changing its name to Kingsoft Internet Software Holdings Limited as of the date hereof (the “Company”);

(2) Cheetah Technology Corporation Limited (previously known as Kingsoft Internet Security Software Corporation Limited), a company duly incorporated and validly existing under the Laws of Hong Kong (the “HK Co”);

(3) Conew.com Corporation, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “BVI Co”);

(4) KS Mobile Inc., a company duly incorporated and existing under the Laws of the United States (the “US Co”);

(5) Zhuhai Juntian Electronic Technology Co., Ltd. , a wholly foreign-owned enterprise duly incorporated and validly existing under the Laws of the PRC (“Juntian”);

(6) Conew Network Technology (Beijing) Co., Ltd. , a wholly foreign-owned enterprise duly incorporated and validly existing under the Laws of the PRC (“Conew”, together with Juntian, the “WFOEs” and each a “WFOE”);

(7) Beijing Kingsoft Internet Security Software Co., Ltd. , a subsidiary of a wholly foreign-owned enterprise duly incorporated and validly existing under the Laws of the PRC (the “WFOE Sub”);

(8) Beike Internet (Beijing) Security Technology Co., Ltd. , a company duly incorporated and validly existing under the Laws of the PRC (“Beike”);

(7) Beijing Kingsoft Network Technology Co., Ltd. , a company duly incorporated and validly existing under the Laws of the PRC (“Beijing Network”);

(9) Beijing Conew Technology Development Co., Ltd. , a company duly incorporated and validly existing under the Laws of the PRC (“Conew S&T”, together with Beike and Beijing Network, the “DomCos” and each a “DomCo”);

(10) Kingsoft Corporation Limited, a company incorporated under the laws of the Cayman Islands (the “Kingsoft Corporation”);

(11) FaX Vision Corporation, a company incorporated under the laws of British Virgin Islands (the “Founders Holdco”);

(12) FU Sheng, a PRC citizen with PRC ID Number ***;

(13) XU Ming, a PRC citizen with PRC ID Number *** (together with FU Sheng, the “Founders” and each a “Founder”);

(14) Matrix Partners China I, L.P., an exempted limited partnership registered under the laws of the Cayman Islands;

(15) Matrix Partners China I-A, L.P., an exempted limited partnership registered under the laws of the Cayman Islands (together with Matrix Partners China I, L.P., “Matrix Partners”; and

(16) TCH Copper Limited, a company duly incorporated and validly existing under the laws of the British Virgin Islands (“TCH”).

The Company, the HK Co, the BVI Co, the US Co, the WFOEs, the WFOE Sub, the DomCos, any other direct or indirect Subsidiary of any Group Company and any other entity controlled by any of the foregoing shall be referred to individually as a “Group Company” and collectively as the “Group Companies”.

The Group Companies, the Founders, and the Ordinary Shareholders (as defined below) may hereinafter, as appropriate, respectively be referred to as a “Party” and collectively be referred to as the “Parties”.

WITNESSETH

WHEREAS, the Company, the Founders, the Founders Holdco, TCH, Kingsoft Corporation and certain other parties entered into a series B preferred share purchase agreement (the “Share Purchase Agreement”) dated June 23, 2013;

WHEREAS, the parties hereto have entered into a series A shareholders agreement (the “Prior Agreement”) dated July 6, 2011; and

WHEREAS, the Parties wish to amend and restate the Prior Agreement by entering into this Agreement on the terms and conditions set forth herein, which shall amend, restate, supersede and replace in its entirety the Prior Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows:

Article I. Definitions

Section 1.01 Definitions As used in this Agreement, the following terms shall have the following respective meanings:

“Additional Securities” means any share capital of the Company (including reissued shares), whether authorized or not, and any rights, options, or warrants to purchase share capital of the Company, any notes, debentures, preferred stock or shares and securities of any type whatsoever that are ultimately, or may become, convertible into share capital of the Company issued by the Company. “Additional Securities” does not include: (a) Award Shares (as defined below), (b) securities or share capital issued without consideration pursuant to a share dividend, share subdivision, or similar transaction, (c) Ordinary Shares issued or issuable to officers, Directors, and employees of, and consultants to, the Company pursuant to any option or awards plan approved by the Board of Directors, or (d) securities or share capital subject to warrants or options to purchase securities granted to strategic partners of the Company in connection with mergers and acquisitions of other companies approved by the Board of Directors.

“Affiliate” or “affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or management of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person. Notwithstanding the immediately preceding sentence, with respect to any specified Group Company, if any Person which is not a Group Company but controls, is controlled by, or under common control with such specified Group Company, such Person shall not be treated as or deemed to be an “Affiliate” or “affiliate” of such specified Group Company.

“Applicable Securities Law” means (i) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities law of the United States, as amended from time to time, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States of America, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction.

“Board of Directors” or “Board” means the board of Directors of the Company.

“Competitors” or “Competitor” means each and all of the Persons as set forth on Schedule 1 attached hereto, including any of the assignees and/or successors of such Person.

“Control” or “control” (including the terms “controlled by” and “under common control with”) of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” (and their lower-case counterparts) have meanings correlative to the foregoing.

“Control Documents” means a set of documents executed for the purpose of, among other things, controlling one Person under contractual relationship and consolidating such Person’s financial results into another Person’s financial statements. Such documents may include but not limited to the documents set forth on Schedule 2 attached hereto.

“Directors” means the directors for the time being of the Company and “Director” means any of them.

“Equity Securities” means any Ordinary Shares, Ordinary Share Equivalents, and/or Securities.

“Family Member” means, with respect to any specified Person who is an individual, such Person’s (i) parents, (ii) spouse and the spouse’s parents and siblings, (iii) siblings and their spouses, and (iv) descendants and their spouses (whether by blood or adoption and including stepchildren).

“Hong Kong” means the Hong Kong Special Administrative Region.

“IFRS” means international financial reporting standards, applied on a consistent basis.

“Award Shares” has the meaning ascribed to it in Section 5.01 hereof.

“Observer” has the meaning ascribed to it in Section 2.02(d) hereof.

“Offered Shares” has the meaning ascribed to it in Section 4.02 hereof.

“Ordinary Shares” means the ordinary shares of the Company with par value of US$0.000025 per share.

“Ordinary Shareholder” means each of Kingsoft Corporation, TCH, Founders Holdco and Matrix Partners; and collectively, the “Ordinary Shareholders”.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares and instruments convertible or exchangeable for Ordinary Shares.

“Percentage Ownership” means, with respect to any Shareholder of the Company, a percentage represented by the fraction, the numerator of which is the number of Shares held by such Shareholder and the denominator of which is the total number of Shares then issued and outstanding.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, for the purpose of this agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means Series A Preferred Shares and Series B Preferred Shares; and “Preferred Share” shall be construed accordingly.

“Related Party” means, with respect to any specified Person, (a) any Significant Shareholder of such specified Person, (b) any director or executive officer of such specified Person, (c) any Family Member of any Significant Shareholder, director or executive officer of such specified Person, (d) any entity in which (i) any Significant Shareholder, director or executive officer of such specified Person or (ii) any Family Member of any Significant Shareholder, director or executive officer of such specified Person directly, or indirectly through one or more intermediaries owns or controls five percent (5%) or more of any class of Equity Securities (including any Equity Securities issuable upon the exercise of any option or convertible security), and/or (e) any other affiliate of (i) such specified Person, (ii) any Significant Shareholder, or director or executive officer of such specified Person, and/or (iii) any Family Member of any Significant Shareholder, director or executive officer of such specified Person.

“Restated Memorandum and Articles” means the Third Amended and Restated Memorandum and Articles of Association adopted pursuant to a shareholders’ special resolution of the Company, the form of which is attached as Exhibit A hereto.

“Securities” means shares, equity interests, debentures, stocks, bonds, notes, units, warrants, options, derivative instruments or any other instrument of whatsoever nature which may be converted into and/or give rise to any rights in respect of or relating to shares or any equity interest or any other interests or securities, in or of the Company (or, where applicable, the holding company of the Company).

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Selling Shareholders” or “Selling Shareholder” has the meaning ascribed to it in Section 4.02 hereof.

“Series A Preferred Shares” means the series A preferred shares of the Company with par value of US$0.000025 per share.

“Series B Preferred Shares” means the series B preferred shares of the Company with par value of US$0.000025 per share.

“Share” means a share (including an Ordinary Share, a Series A Preferred Share, a Series B Preferred Share or any other Securities) or, where applicable, Ordinary Share Equivalent (on an as-converted basis) in the share capital of the Company (of whatever class) including a fraction of a share.

“Shareholder” means a holder of Share(s) from time to time.

“Significant Shareholder” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, owns or controls five percent (5%) or more of any class of Equity Securities (including any Equity Securities issuable upon the exercise of any option or convertible security) of such specified Person or any of its affiliates.

“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or U.S. GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies.

“Transaction Documents” means the this Agreement, the Share Purchase Agreement, the Restated Memorandum and Articles and any other agreements, instruments or documents entered into in connection with this Agreement.

“US” or “United States” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“United States Dollars and US$” means the lawful currency of the US.

Section 1.02 Additional Definitions    The following terms shall have the meanings defined in the indicated Section for purposes of this Agreement:

Defined Term	Section Reference

“Agreement”	Preamble

“Company”	Preamble

“Founder” or “Founders”	Preamble

“Founders Holdco”	Preamble

“IPO”	Section 4.01

“Issuance Notice”	Section 3.02

“Kingsoft Corporation”	Preamble

“Matrix Partners”	Preamble

“Notice Period”	Section 3.02(a)

“Party” or “Parties”	Preamble

“Share Purchase Agreement”	Recital

“TCH”	Preamble

“TCH Directors”	Section 2.02

Article II. Corporate Governance

Section 2.01 General    From and after the signing date of this Agreement, each Shareholder shall vote its Shares at any regular or special meeting of shareholders of the Company, and shall take, subject to applicable law, all other actions necessary or required to give effect to the provisions of this Agreement, including ensuring that the Restated Memorandum and Articles (and any such organizational documents of any subsidiary of the Company) do not at any time conflict with any provision of this Agreement. Without limiting the generality of the previous sentence, each Shareholder shall procure, subject to applicable law, that each Director appointed by such Shareholder shall vote and take all other action necessary or required to implement the provisions of this Agreement.

Section 2.02 Board    (a) The Board of Directors shall consist of eight (8) Directors, of which: (i) Kingsoft Corporation shall be entitled to appoint (X) four (4) Directors so long as Kingsoft Corporation holds at least 50% of Company’s issued and outstanding Shares (on an actually issued and outstanding basis) or (Y) three (3) Directors in the event that Kingsoft Corporation holds less than 50% of Company’s issued and outstanding Shares (on an actually issued and outstanding basis) with the remaining one (1) Director to be otherwise determined in accordance with applicable laws; (ii) TCH shall be entitled to appoint two (2) Directors, provided however, if TCH holds less than 164,385,542 Preferred Shares, it shall be entitled to appoint only one (1) Director (the “TCH Directors” and each a “TCH Director”), upon which event, the total number of Directors of the Company shall be reduced to seven (7) notwithstanding anything in the foregoing; (iii) Matrix Partners shall be entitled to appoint one (1) Director; and (iv) the Founders Holdco shall be entitled to appoint one (1) Director.

(b) The Board of Directors shall meet at least once every three calendar months. All meetings of the Board of Directors shall require a quorum of at least five (5) Directors, and, in the event the total number of Directors of the Company is reduced to seven (7) pursuant to Section 2.02(a)(ii) above, the quorum shall be at least four (4) Directors, (in each case such quorum shall include at least one (1) TCH Director); provided that (i) if within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine; (ii) if at the first adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the immediately preceding sentence (i) shall be applied, mutatis mutandis, with respect to such first adjourned meeting; and (iii) if at the second adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, Directors present shall be a quorum. Approval of Board resolutions shall require the affirmative vote of a simple majority of the Directors present in person, by proxy or by telephone or video conference at a duly convened Board meeting.

(c) When convening a Board meeting, a Director shall be given (i) a written notice; (ii) a meeting agenda; and (iii) documents to be reported and distributed to the Directors, at least fourteen (14) days before the convention of the meeting. Any meeting held without such fourteen (14) days’ written notice shall be valid if all the Directors entitled to vote at the meeting waive the notice of the meeting in writing. The Company shall reimburse each Director for all reasonable out of pocket expenses related to Board meetings.

(d) TCH shall have the right to designate one (1) representative (the “Observer”) to attend and speak at all meetings of the Board of Directors and all committees of the Board (whether in person, by telephonic or other means), in a nonvoting observer capacity and the Company shall provide to the Observer copies of all notices, minutes, consents, and other materials that the Company provides to its Directors at the same time and in the same manner as provided to such Directors; provided, however, that such Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to exclude the Observer from any meeting of the Board of Directors or portion thereof if the Company reasonably believes attendance of such meeting could result in disclosure of trade secrets of the Company.

(e) In case of an equality of votes, one of the Kingsoft Directors shall have a second or casting vote.

Section 2.03 Shareholders’ Meeting Matters    Notwithstanding any other provision contained herein, in addition to any other vote or consent required elsewhere in this Agreement, the Restated Memorandum and Articles or by any applicable statute, neither the Company nor any other Group Company, shall cause or permit any resolution at any meeting and any resolution by written consent of the board of directors or shareholders of the Company and/or any other Group Company to approve, authorize or ratify any agreement or commitment to engage, or otherwise effect or consummate any of the following actions (either directly or by amendment, merger, consolidation, or otherwise) without first obtaining the affirmative vote or written consent of the holders representing a simple majority (unless the relevant Cayman Islands statutes and/or the Stock Exchange of Hong Kong Limited require a higher percentage) of the Ordinary Shares then outstanding (on an as-converted basis):

(a) Increase, decrease, change or cancel the authorized or issued share capital of the Company and/or any other Group Company or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of any holder of the Shares (unless such change in share capital, issuance, allotment, purchase, redemption, grant are made in connection with and for the purpose of the implementation of the Share Award Scheme (as defined in the Share Purchase Agreement); allot, issue or place under option of the share, convertible loan stock or debentures of the Company and/or any other Group Company;

(b) Pass any resolution or take any action for the winding up, termination or similar insolvency or bankruptcy proceedings of the Company and/or any other Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer for the propose of winding up, termination or similar insolvency or bankruptcy proceedings;

(c) Undertake any liquidation or make any composition or arrangement with creditors concerning the Company and/or any other Group Company (for purpose of this Section 2.03(c), “liquidation” means in the event of winding up, dissolution, insolvency or bankruptcy, the process of collecting a debtor’s nonexempt property, converting that property to cash, and distributing the cash to the various creditors);

(d) Declare or make any distribution of profits amongst the shareholders by way of dividend in cash or specie, (interim and final) capitalization of reserves or otherwise, or capitalize the profits or reserves;

(e) Change, revise or make any adjustment to the current policy regarding the distribution of dividends to the effect that the dividends are not distributed in proportion to the shareholder’s shareholding percentage (unless such adjustment is made in connection with or as a result of the issuance of Award Shares);

(f) Acquire any investment, business or assets or incur any capital commitment in excess of US$5,000,000 at any time in respect of any single transaction or in excess of US$5,000,000 at any time in a series of related transactions in any financial year of the Company and/or any other Group Company beyond what is included in the approved budget;

(g) Change the size of the board of directors of the Company and/or any other Group Company;

(h) Make any alteration or amendment to the memorandum and articles of the Company;

(i) Undertake any reorganization of the Company and/or any other Group Company with or into any Person, or any other corporate reorganization or scheme of arrangement, including a sale or acquisition of Equity Securities of the Company, in which the shareholders of the Company or shareholders of any other Group Company immediately before such transaction own less than fifty percent (50%) of the voting power of the surviving company immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile);

(j) Undertake a share purchase, share exchange or tender offer in which at least a majority, by voting power, of the shares of the Company are transferred to another Person;

(k) Terminate, or make any amendments to, the Control Documents; provided, however, that if such termination of or amendments to the Control Documents is legally compelled (including without limitation, pursuant to any applicable laws of any jurisdiction or the instructions of any governmental authorities), the affirmative vote or written consent of the TCH shall be deemed to be given;

(l) Cease to conduct or carry on the current internet security business; and/or

(m) Undertake any consolidation, amalgamation or merger of the Company and/or any other Group Company with or into any Person (excluding any transaction occurred within the Group Companies, and transaction effected solely for tax purposes or to change the Company’s domicile). For purpose of this Section 2.03(m), “consolidation, amalgamation, or merger” shall mean (i) the unification of two or more Persons by dissolving the existing ones and creating a single new Person; and/or (ii) the merger of one Person that ceases to exist into another Person.

Notwithstanding the above provided in this Section 2.03, as long as TCH holds no less than 123,289,157 Preferred Shares (calculated on an as-converted basis and adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), in addition to any other vote or consent required elsewhere in this Agreement, the Restated Memorandum and Articles or by any applicable statute, without the affirmative vote or written consent of TCH, neither the Company nor any other Group Company, shall cause or permit any resolution at any meeting and any resolution by written consent of the Board of Directors or shareholders of the Company and/or any other Group Company to approve, authorize or ratify any agreement or commitment to engage, or otherwise effect or consummate any of the foregoing actions (with each reference to US$5,000,000 in Section 2.03(f) to be changed to US$7,500,000) provided under this Section 2.03 (other than Section 2.03(d)); provided, however, that the forgoing veto rights conferred on TCH shall not be applied and be deemed to be waived in the case that the shareholders’ meeting is duly convened and held pursuant to Section 2.04 and the Restated Memorandum and Articles but TCH is not present in person or by proxy; provided, further, that (x) if any of the above actions provided in this Section 2.03 should be taken and such actions are necessary for the consummation of (i) the private placement of Company’s Securities immediately preceding the IPO and/or (ii) the IPO, TCH shall not have any veto right with respect to the matters provided under this Section 2.03, and (y) the veto rights provided in Section 2.03 shall terminate upon an IPO.

Section 2.04 Shareholders’ Meeting Procedure.    (a) Subject to the provisions of Section 2.03 hereof, no business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business; any matter arising at any meeting of the Shareholders shall be decided by votes of not less than a majority of all the issued and outstanding Shares voting in favor of such matter and the quorum necessary for a meeting of the Shareholders shall be (i) at least one Shareholder present in person or by proxy holding not less than fifty percent (50%) of all the issued and outstanding Shares; and (ii) at least fifty percent (50%) of the Shares (other than (A) the Ordinary Shares issued or issuable under certain employee stock option plan and (B) the Shares held by Kingsoft Corporation and Founders Holdco) in issue, provided always that if the Company has one Shareholder of record the quorum shall be that one Shareholder present in person or by proxy.

(b) A resolution (including a special resolution) in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

(c)    (i) If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine;

(ii) If at the first adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Section 2.04(c)(i) shall be applied, mutatis mutandis, with respect to such first adjourned meeting;

(iii) If at the second adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum

Section 2.05 Board Matters    Notwithstanding anything to the contrary in the Restated Memorandum and Articles, and in addition to any other vote or consent required in the Restated Memorandum and Articles, neither the Company nor any other Group Company, shall cause or permit any resolution at any meeting of the board of directors or shareholders of the Company and/or any other Group Company to approve, authorize or ratify any agreement or commitment to engage, or otherwise effect or consummate (either directly or by amendment, merger, consolidation, or otherwise) any of the following actions, without the vote or written consent of a simple majority of the Board of Directors:

(a) Settle, implement, or alter the terms of any employee Share Award Scheme (as defined in the Share Purchase Agreement) or any other employee share option or share participation scheme;

(b) Create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) on all or any of the capital, undertaking, property, assets or rights of the Company and/or any other Group Company;

(c) Dispose of or dilute the Company’s interest, directly or indirectly, in any other Group Company (i) in connection with any reorganization or reconstruction of the Group Companies (unless such reorganization or reconstruction is made for the purpose of IPO), and (ii) to the effect that 10% rights and interests of all the current Shareholders in the Company are affected therefor;

(d) A sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by any of the Company, and/or any other Group Company of all or substantially all of the assets and/or intellectual property of the Company (or of all of any such Group Company taken as a whole), or sell, transfer, charge, encumber any trademarks, patents or other intellectual property owned by the Company and/or any other Group Company;

(e) Cease to conduct or carry on the business of the Company and/or any other Group Company substantially as now conducted (other than the internet security business) or materially change any part of its business activities, or make any diversification as to new activities or make major changes in the method of carrying out the activities of the Company and/or any other Group Company;

(f) Appoint the CEO and CFO of the Company;

(g) Appoint or settle the terms of appointment of any managing (or executive) director, general manager, chairman, financial controller or other senior manager(s) of any Group Company or determine or alter their compensation or terms of employment;

(h) Establish any new direct or indirect subsidiary of the Company and/or any other Group Company;

(i) Enter into any single transaction or series of transactions (other than the related party transaction) with the contracting price in excess of US$5,000,000;

(j) Approve quarterly and annual budgets and deviations in excess of 10 percent (10%) therefrom;

(k) Administer the option plan of the Company and/or any other Group Company;

(l) Select the listing exchange and approve the valuation and terms and conditions for an IPO of the Company;

(m) Settle, implement, or alter the terms of any bonus;

(n) Amend the accounting and financial policies previously adopted or change the financial year of the Company and/or any other Group Company;

(o) Borrow any money or obtain any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(p) Appoint, change or remove the merchant bankers and the auditors of the Company and/or any other Group Company;

(q) Borrow, raise, guarantee, or provide any form of security or indemnity or undertaking to a third party or extend any loan to any person; and/or

(r) Make any alteration or amendment to any provisions of the memorandum and articles of any Group Company other than the Company (excluding any alteration or amendment to the name, registered address, term of operation of any such Group Company as set forth in its respective memorandum and articles).

Notwithstanding the above provided in this Section 2.05, as long as TCH holds no less than 123,289,157 Preferred Shares (calculated on an as-converted basis and adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), (a) without the written consent of TCH, neither the Company nor any other Group Company, shall take the actions mentioned in Section 2.05(r); and (b) without the vote or written consent of at least one TCH Director acting in his or her capacity as a director of the Company and as a representative of TCH, neither the Company nor any other Group Company, shall cause or permit any resolution at any meeting of the board of directors or shareholders of the Company and/or any other Group Company to approve, authorize or ratify any agreement or commitment to engage, or otherwise effect or consummate (either directly or by amendment, merger, consolidation, or otherwise) any of the actions mentioned from Section 2.05(a) to Section 2.05(d); provided, however, that the forgoing veto rights conferred on TCH and TCH Directors shall not be applied and be deemed to be waived in the case that the meeting of the Board of Directors is duly convened and held pursuant to the Restated Memorandum and Articles but the TCH Directors are not present in person or by proxy; provided, further, that (x) if any of the above actions provided in this Section 2.05 should be taken and such actions are necessary for the consummation of (i) the private placement of Company’s Securities immediately preceding the IPO and/or (ii) the IPO, TCH shall not have any veto right with respect to the matters provided under Section 2.05(r), and TCH Directors shall not have any veto right with respect to the matters provided under this Section 2.05, and (y) the veto rights provided in this Section 2.05 shall terminate upon an IPO.

Article III. Pre-Emptive Right

Section 3.01 General    The Company hereby grants each of the holders of Ordinary Shares (except the Award Shares) and the Preferred Shares a pre-emptive right to purchase up to the Percentage Ownership of the entirety of any Additional Securities which the Company may, from time to time propose to sell and issue.

Section 3.02 Issuance Notice    (a) In the event the Company proposes to undertake an issuance of Additional Securities, it shall give each of the holders of the Ordinary Shares (except the Award Shares) and the Preferred Shares (a “Participation Right Holder”) a written notice (an “Issuance Notice”) of such intention, describing the type of Additional Securities, and their price and the general terms upon which the Company proposes to issue the same. Each of the Participation Right Holders shall have thirty (30) days following the date of such notice (“Notice Period”) to agree to purchase up to its Percentage Ownership of such Additional Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased.

(b) In the event that any Additional Securities is not purchased on or before the expiration of the Notice Period, the Company shall promptly, in writing, inform each Participation Right Holder who fully acquired Additional Securities pursuant to Section 3.02(a) (each, an “Exercising Participation Right Holder”) of any other Participation Right Holder’s failure to do likewise. During the ten (10) day-period commencing immediately after receipt of such information, each Exercising Participation Right Holder shall be entitled to acquire that portion of the Additional Securities for which any Participation Right Holder has not subscribed on a pro rata basis based on the shareholdings of the Company held by such Exercising Participation Right Holders. If one or more Exercising Participation Right Holders intend(s) to purchase less than its respective pro rata portion, the Company shall promptly, in writing, inform the other Exercising Participation Right Holders, and the Exercising Participation Right Holders that desire(s) to purchase more than its respective pro rata portion may purchase more based on the percentages agreeable by such Exercising Participation Right Holders.

Section 3.03 Sales by the Company    The Company may, within a 90-day period from the date of the Issuance Notice, sell any Additional Securities with respect to which the preemptive right the Participation Right holders set forth hereunder is not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Issuance Notice. If the Company has not sold such Additional Securities within such 90-day period, the Company shall not thereafter issue or sell any Additional Securities, without first again offering such securities to the Participation Right Holders in the manner provided in this Article III.

Article IV. Transfer Restrictions

Section 4.01 General    (a) Prior to the Company’s completion of an initial public offering (“IPO”), and save for the 24,264,042 Ordinary Shares to be sold by the Founders Holdco to the Company for a purchase price of US$0.38354164 per share within twenty-four (24) months after the date hereof (“Redemption of Founder Shares”), without the prior written consent of the Kingsoft Corporation, (i) none of the Equity Securities now or hereafter owned or held by the Founders Holdco, and (ii) none of the Award Shares (as defined below) held directly or indirectly by the Founders (“Founder Award Shares”), shall be sold or otherwise disposed of, either directly or indirectly. Without prejudice and in addition to the forgoing, and save for the Redemption of Founder Shares, prior to the Company’s completion of IPO, Kingsoft Corporation and TCH shall have the right of first refusal (on a pro-rata basis as between Kingsoft Corporation and TCH if both Kingsoft Corporation and TCH desire to exercise such right of first refusal) to purchase up to one hundred percent (100%) with respect to (i) any direct or indirect transfer of Equity Securities of the Company by the Founders Holdco; and (ii) any direct or indirect transfer of the Founder Award Shares, at the same price and on the same terms and conditions as those offered to the prospective transferee in accordance with this Agreement; in the event that any of such transferred Equity Securities or the Founder Award Shares is not purchased by Kingsoft Corporation or TCH, TCH or Kingsoft Corporation (as the case may be) shall have the right to purchase any or all of such remaining portion that Kingsoft Corporation or TCH (as the case may be) was entitled to but did not purchase. For avoidance of doubt, prior to the Company’s completion of IPO, unless with the prior written consent of Kingsoft Corporation, any change in the equity interest of the Founders Holdco or the holder of the Founder Award Shares (in the case that such holder is an entity), including without limitation as a result of (i) the issuance or redemption of any of its respective shares or equity, or (ii) the transfer of any of its respective shares or equity by its respective equity holders, shall not be allowed.

(b) In the event that Kingsoft Corporation or TCH intends to transfer any of its Equity Securities, TCH or Kingsoft Corporation (as the case may be) shall have the right of first refusal with respect to the transfer of such Equity Securities.

(c) Each shareholder (including its successors and permitted assignees) (the “Transferor”) proposing to make a proposed transfer (other than the Redemption of Founder Shares) must deliver a notice (the “Proposed Transfer Notice”) to each of the other applicable Shareholders (who shall have the right of first refusal with respect to such proposed transfer under this Agreement) (each an “Eligible Holder”, collectively “Eligible Holders”) no later than sixty (60) calendar days prior to the consummation of such proposed transfer. Such Proposed Transfer Notice shall contain the material terms and conditions of the proposed transfer, including without limitation a description of the Shares (the “Transfer Shares”) that such Transferor proposes to transfer, and the identity of the prospective transferee. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Shareholder with the Company that contains a preexisting right of first refusal, the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 4.01(c).

(d) Subject to the provisions of applicable law, each Shareholder hereby unconditionally and irrevocably grants to each of the other Eligible Holder a right of first refusal to purchase all or any portion of the Transfer Shares to be included in such proposed transfer, at the same price and on the same terms and conditions as those offered to the prospective transferee.

(e) To exercise its right of first refusal, an Eligible Holder must deliver an exercise notice to the Transferor and the Company indicating the number of shares such Eligible Holder wishes to purchase within thirty (30) calendar days after delivery of the Proposed Transfer Notice (“ROFR Exercise Period”).

(f) If rights to purchase the Transfer Shares have been exercised by the Eligible Holders with respect to some but not all of the Transfer Shares by the end of ROFR Exercise Period, then, within five (5) calendar days after the expiration of the ROFR Exercise Period, the Transferor shall send a written notice of the foregoing to each Eligible Holder specifying the number of Offered Shares that was subscribed by the Eligible Holder exercising their Rights of First Refusal (the “Confirmation Notice”).

(g) The closing of the purchase of the Transfer Shares by the Eligible Holder shall take place, and all payments from the Eligible Holder shall have been delivered to the Transferor by the date specified in the Proposed Transfer Notice as the intended date of the proposed transfer.

Section 4.02 Co-Sale Rights    (a) Subject to Section 4.01 above and save for the Redemption of Founder Shares, if a shareholder (each a “Selling Shareholder”) proposes to transfer any of its Equity Securities and/or Founder Award Shares (the “Offered Shares”), then the sale of such Offered Shares by the Selling Shareholder will become subject to the co-sale right of (i) TCH and (ii) solely with respect to its Series B Preferred Shares, Kingsoft Corporation (the “Right of Co-Sale”).

(b)(i) TCH and (ii) solely with respect to its Series B Preferred Shares, Kingsoft Corporation (each, a “Co-Sale Eligible Holder”) shall have the right to participate (on a pro-rata basis as among the Co-sale Eligible Holders and the Selling Shareholder) in the sale of such Offered Shares at the same price and subject to the same terms and conditions proposed by a bona fide prospective purchaser. If the prospective purchaser refuses to purchase Equity Securities subject to the Right of Co-Sale from the Co-Sale Eligible Holders, no Selling Shareholder may sell any Offered Shares to such prospective purchaser unless and until, simultaneously with such sale, such prospective purchaser purchases all Equity Securities subject to the Right of Co-Sale from the Co-Sale Eligible Holders.

(c) To exercise its Right of Co-Sale, a Co-Sale Eligible Holder must give the Selling Shareholder a written notice to that effect within fifteen (15) calendar days (the “Co-Sale Period”) after receipt of the Confirmation Notice as provided in Section 4.01(f), and upon giving such notice the Co-Sale Eligible Holder shall be deemed to have effectively exercised the Right of Co-Sale.

(d) The sale of Offered Shares shall occur within twenty-five (25) calendar days from the beginning of the Co–Sale Period (the “Co-sale Closing”).

Section 4.03 [reserved]

Section 4.04 Legend    Each existing or replacement certificate for Shares now owned or hereafter acquired by the Ordinary Shareholders shall, to the extent applicable, bear the following legend upon its face:

(a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED OR REGISTERED UNDER STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION, AND NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND THE APPLICABLE RULES AND REGULATIONS THEREUNDER. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS.

(b) THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE SHAREHOLDER AND THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. SUCH AGREEMENT GRANTS THE COMPANY AND CERTAIN SHAREHOLDERS RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE UPON AN ATTEMPTED TRANSFER OF THE SHARES OF THE COMPANY AND IMPOSES ADDITIONAL SALE RESTRICTIONS.

Article V. Special Agreement

Section 5.01 Reservation of Award Share.    The Company has reserved 100,000,000 Ordinary Shares (subject to appropriate adjustment in the event of any share dividend, share split, share combination or similar recapitalization affecting such shares) (“Award Shares”), to be issued (i) in accordance with the Company’s share award scheme adopted on May 26, 2011 “Share Award Scheme”, and (ii) in full compliance with any and all of the Laws of Hong Kong and the governmental orders or other regulatory requirements of any Hong Kong’s governmental authority, including but not limited to the obtaining of the approval of the board of directors of the Company and the approval of the shareholders meeting of Kingsoft Corporation (only if so required by the Laws of the Hong Kong and the Governmental Orders or other regulatory requirements of any Hong Kong’s Governmental Authority); provided, however, in the event that (i) if any Founder commits any acts of bribery, money laundering, or appropriating the company’s property, the Company shall have the right to repurchase such Founder’s Award Shares at a price per share equal to the par value of such Founder’s Award Share; provided, further, that the number of shares of the Company held by each of the then shareholders immediately prior to the issuance of the Award Shares shall not be changed as a result of such issuance of the Award Shares.

Section 5.02 [reserved]

Section 5.03 Failure to Comply With Letter of Commitment and Non-compete    In the event that any of the Founders fails to comply with or breach the Letter of Commitment and Non-compete entered into by the Company and such Founder, the Founders shall indemnify and hold harmless the Company and any other Group Companies for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) suffered or incurred by them, arising out of or resulting from such failure or breach.

Section 5.04 Anti-laundering    If any Founder commits any acts of bribery, money laundering, or appropriating the company’s property, the Company shall have the right to repurchase all or any portion of the Equity Securities, the Award Shares and any other Securities of the Company directly or indirectly acquired or held by such Founder by reason of or as result of the transaction contemplated under the Share Purchase Agreement at a price per share equal to the par value of such Equity Securities.

Section 5.05 Transfer Restriction    Without the prior written consent of the Kingsoft Corporation, TCH or Matrix Partners shall not directly or indirectly sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transaction of any Equity Securities of the Company to any Competitor of the Company and/or any Related Party of such Competitor.

Section 5.06 [reserved]

Section 5.07 Transfer of Intellectual Property.

(a) In the event that the Company and/or any other Group Company intend(s) to transfer, sell or assign (an “Offer Proposal”) any of its Intellectual Property to any Person (other than (i) its subsidiaries or/or affiliates of and (ii) Kingsoft Corporation and its subsidiaries and/or affiliates), as long as TCH holds no less than 123,289,157 Preferred Shares (calculated on an as-converted basis and adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), the Company shall provide TCH with written notice (the “First Offer Notice”) of the material terms of such Offer Proposal.

(b) Prior to TCH’s receipt of the First Offer Notice, and for a period of fifteen (15) business days thereafter (which time period may be extended by mutual written agreement between the Company and TCH) (the “Review Period”), the Company shall not engage in any negotiations, discussions, or sharing of information in terms of an Offer Proposal with any Person. During the Review Period, TCH may, in its sole discretion, present a proposal relating to an Offer Proposal (a “TCH Proposal”)

(c) In the event that TCH presents the Company with a TCH Proposal prior to the expiration of the Review Period, the Company shall negotiate with TCH in good faith for a period of twenty (20) business days thereafter (which period may be extended by mutual written agreement between the Company and TCH) (the “Negotiation Period”) to reach mutually agreeable terms for the Offer Proposal. During the Negotiation Period, the Company shall (A) not enter into a definitive agreement (including, without limitation, any no shop agreement, binding term sheet or merger agreement) with respect to an Offer Proposal with any Person, other than with TCH, and (B) not engage in any negotiations, discussions, or sharing of information in terms of an Offer Proposal with any Person.

(d) In the event that: (A) TCH does not deliver a TCH Proposal to the Company prior to the expiration of the Review Period or (B) within the Negotiation Period, the Company and TCH do not reach mutually agreeable terms for an Offer Proposal contemplated thereby, then, and only then, the Company shall be free to engage in any negotiations, discussions, or sharing of information in terms of such Offer Proposal, provided that the Company shall provide TCH written notice (the “Last Offer Notice”) of final material terms agreed by the Company and the other Person before the Company enters into a definitive agreement with respect to such Offer Proposal.

(e) Prior to TCH’s receipt of the Last Offer Notice, and for a period of fifteen (15) business days thereafter (which time period may be extended by mutual written agreement between the Company and TCH) (the “Second Review Period”), the Company shall not enter into a definitive agreement with respect to an Offer Proposal with any Person, other than with TCH.

(f) If during the Second Review Period, TCH does not enter into a definitive agreement on the terms and conditions set forth in the Last Office Notice, then, and only then, the Company shall be free to enter into a definitive agreement on the terms and conditions set forth in the Last Office Notice or on such other terms and conditions, in the aggregate, not materially more favorable to the parties (other than the Company) involved with such Offer Proposal than those specified in the Last Office Notice.

Section 5.08 Strategic Cooperation.

(a) Specific Area Cooperation.    Within forty-eight (48) months following July 6, 2011 (which period may be extended by the board of directors of the Company, such forty-eight (48) months and any extension period, the “Cooperation Preference Period”), in the event that the Company and/or any other Group Company intend(s) to cooperate (“Specific Area Cooperation”) with any Person in the PRC in relation to such Person’s (i) personal computer web browser, (ii) microblog and/or (iii) internet security product (collectively, “Specific Products” and each a “Specific Product”) (including but not limited to product bundling, co-development, strategic alliance, product promotion and etc. in connection with any Specific Product), as long as TCH holds no less than 123,289,157 Preferred Shares (calculated on an as-converted basis and adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), the Company shall provide TCH with written notice (the “Cooperation Notice”) of the material terms of such Specific Area Cooperation, and TCH shall have the priority right, but not the obligation, to first cooperate with the Company and/or any other Group Company in terms of such Specific Area Cooperation according to the following procedure:

(A) Prior to TCH’s receipt of the Cooperation Notice, and for a period of ten (10) business days thereafter (which time period may be extended by mutual written agreement between the Company and TCH) (the “Cooperation Review Period”), the Company shall not, and the Company shall procure such other Group Company not to, engage in any negotiations, discussions, or sharing of information in terms of the Specific Area Cooperation with any other Person. During the Cooperation Review Period, TCH may, in its sole discretion, present a proposal relating to a Special Area Cooperation (a “TCH Cooperation Proposal”).

(B) In the event that TCH presents the Company with a TCH Cooperation Proposal prior to the expiration of the Cooperation Review Period, the Company shall, and the Company shall procure such other Group Company to, negotiate with TCH in good faith for a period of fifteen (15) business days following delivery of the TCH Cooperation Proposal (which period may be extended by mutual written agreement between the Company and TCH) (the “Cooperation Negotiation Period”) to reach mutually agreeable terms for the Specific Area Cooperation. During the Cooperation Negotiation Period, the Company shall not, and the Company shall procure such other Group Company not to, (i) enter into a definitive agreement with respect to the Specific Area Cooperation with any Person, other than with TCH, and (ii) engage in any negotiations, discussions, or sharing of information in terms of the Specific Area Cooperation with any Person, other than with TCH.

(C) In the event that: (i) TCH does not deliver a TCH Cooperation Proposal to the Company prior to the expiration of the Cooperation Review Period, (ii) within the Cooperation Negotiation Period, the Company and TCH do not reach mutually agreeable terms for the Specific Area Cooperation, or (iii) within the Cooperation Negotiation Period, the Company and TCH reach mutually agreeable terms for the Specific Area Cooperation and the final definitive agreements have not been executed, then, and only then, the Company shall be free to enter into a definitive agreement on the terms and conditions set forth in the Cooperation Notice or on such other terms and conditions not more favorable to the parties than those specified in the Cooperation Notice.

(D) For avoidance of any doubt, if a written agreement (an “Existing Cooperation Agreement”) in terms of the Specific Area Cooperation has been entered into by the Company and/or any other Group Company with any Person prior to the execution date of this Agreement and such Existing Cooperation Agreement is still in effect, the performance by the Company and/or any other Group Company of such Existing Cooperation Agreement shall not be deemed as a breach of this Section 5.08(a) by the Company and/or any other Group Company; provided however that this Section 5.08(a) shall apply in the event that (i) such Existing Cooperation Agreement has expired, terminated, renewed or otherwise become null and void (for whatever reason) and (ii) the Company and/or any other Group Company intend(s) to further cooperate with any such Person in relation to any Special Products.

(E) Upon the earliest of (i) the right of TCH provided under Section 5.08(a) is in conflict with the rules of the relevant securities exchange or the governing body of the relevant securities exchange during an IPO (it is being understood and agreed by the Parties that the existence of such conflict shall be jointly confirmed by the legal counsel designated by the Company and the legal counsel designated by TCH, each such counsel having legal capacity to opine on such conflict existence in the jurisdiction where the IPO takes place), (ii) the Board does not approve the extension of Cooperation Preference Period upon expiration of the Cooperation Preference Period, or (iii) TCH holds less than 123,289,157 Preferred Shares (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), the right of TCH provided under Section 5.08(a) shall terminate immediately.

(F) For the avoidance of doubt, each of the Company, any other relevant Group Company(ies) and TCH shall undertake to fully comply with competition law(s) in the PRC, including without limitation, the Anti-Unfair Competition Law and the Anti-Monopoly Law, in connection with such Specific Area Cooperation and the information sharing, negotiations and discussions processes related to the priority right granted to TCH under this Section 5.08.

Section 5.09 Information Rights.

(a)	Delivery of Financial Statements. The Company shall deliver to TCH and Kingsoft Corporation the following:

(A) As soon as practicable, but in any event within one hundred and five (105) days after the end of each financial year of the Company, (i) a consolidated balance sheet as of the last day of such year; (ii) a consolidated income statement for such year; and (iii) a consolidated statement of cash flows for such year; such year-end financial statements to be in reasonable detail, prepared in accordance with IFRS (or another internationally recognized accounting standard acceptable to TCH) consistently applied and in each case setting forth in comparative form figures for the previous year and audited and certified by one of the “Big 4” independent public accounting firm selected by the Company with the approval of the Board of Directors, and accompanied by a report and opinion thereon by such independent public accountants.

(B) As soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each financial year of the Company, (i) an unaudited consolidated balance sheet as of the last day of such quarter; (ii) an unaudited consolidated income statement for such quarter; and (iii) an unaudited consolidated statement of cash flows for such quarter.

(C) As soon as practicable, but in any event within thirty (30) days after the end of each month, (i) an unaudited consolidated balance sheet as of the last day of such month; (ii) an unaudited consolidated income statement for such month and (iii) an unaudited consolidated statement of cash flows for such month.

(D) As soon as practicable, but in any event fifteen (15) days prior to the end of each fiscal quarter, a proposed budget and business plan for the next fiscal quarter to be submitted to the Board of Directors for approval and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

(E) As soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a proposed budget and business plan (collective with the budget as provided in Section 5.09(a)(D), the “Budget”) for the next fiscal year to be submitted to the Board of Directors for approval and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

(F) With respect to the financial statements called for in Section 5.09 (a)(A), (B) and (C) an instrument executed by (i) the Chief Financial Officer of the Company or (ii) the Chief Executive Officer of the Company in case that no Chief Financial Officer is appointed to the Company, and certifying that such financials were prepared in accordance with IFRS (or another internationally recognized accounting standard acceptable to TCH), consistently applied with prior practice for earlier periods (with the exception, for unaudited statements, such statements may be subject to normal year-end audit adjustments and exclude all footnotes required by applicable accounting standards). Management shall also provide an analysis of results, highlighting notable events and a thorough explanation of any material differences between actual figures, on the one hand and figures for the prior year and figures presented in the Budget on the other hand.

(G) Any reports filed by the Company or any Group Company with any relevant securities exchange, regulatory authority or governmental agency.

(H) Such other information relating to the financial condition, business, prospects or corporate affairs of the Company as is provided to any other Shareholder, or TCH or any assignee of TCH may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Section 5.09(a)(H) or any other Section of Section 5.09 to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information or (ii) would adversely affect the attorney-client privilege between the Company and its counsel.

(I) If for any period the Company shall have any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries.

(J) Notwithstanding anything else in this Section 5.09 to the contrary, the Company may cease providing the information set forth in this Section 5.09 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of the registration effecting the IPO, to the extent required under the applicable rules of the jurisdiction in which the registration statement (or similar application for listing of the Ordinary Shares) is to be filed; provided that the Company is actively employing its best efforts to cause such registration statement to become effective.

(b) Inspection.    The Company and/or any other Group Company shall permit TCH to, no more than two (2) times within each financial year:

(A) at TCH’s expense, review and inspect other miscellaneous confidential information, materials and documentation of the Company, including any minutes for internal board and executive meetings; and

(B) at TCH’s expense, visit and inspect the Company or any other Group Company’s properties during normal business hours, to examine its books of account and records and to discuss the Company or any other Group Company’s affairs, finances and accounts with its officers directors, employees, accountants, legal counsel and investment bankers, all at such reasonable times as may be reasonably requested by TCH; provided, however, that the Company and any other Group Company shall not be obligated pursuant to this Section 5.09(b) to provide access to any information which it reasonable considers to be a trade secret or similar confidential information, or would adversely affect the attorney-client privilege between the Company and any other Group Company and its counsel.

Article VI. Termination and Survival

Section 6.01 Term and Termination    This Agreement shall remain in effect until:

(i) the Company has been dissolved, liquidated and wound up;

(ii) the Parties have agreed in writing to terminate this Agreement; or

(iii) the Company has completed an IPO.

Article VII. Miscellaneous

Section 7.01 Survival    Unless otherwise set forth in this Agreement, all the provisions contained therein or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing (as defined in the Share Purchase Agreement) and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Party.

Section 7.02 Confidentiality

(a) Disclosure of Terms.    The terms and conditions of this Agreement, all exhibits and schedules attached hereto and thereto and any confidential information (including without limitation the financial information) obtained from the Company pursuant to the terms of this Agreement (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as permitted in accordance with the provisions set forth below. Any Party hereto undertakes that it will comply with all applicable laws and regulations when applying any information obtained from the Company pursuant to the terms of this Agreement

(b) Permitted Disclosures.    Notwithstanding the foregoing, the Group Companies may disclose (i) the existence of any current investment to its bona fide prospective purchasers, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the Ordinary Shareholders, such approval is not to be unreasonably withheld; and (ii) the transaction terms to its current shareholders, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.02, or to any person or entity to which disclosure is approved in writing by the Ordinary Shareholders, which such approval is not to be unreasonably withheld. The Ordinary Shareholders may disclose (x) the existence of their investment and the Transaction Terms to any affiliate, partner, limited partner, former partner, potential partner or potential limited partner of the Ordinary Shareholders or other third parties and (y) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable laws, as set forth in Section 7.02(c) below.

(c) Legally Compelled Disclosure.    In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such party (the “Disclosing Party”) shall provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure. At the request of another party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d) Other Exceptions.    Notwithstanding any other provision of this Section 7.02, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

(e) Press Releases, Etc.    No announcements regarding the Ordinary Shareholders’ investment in the Company may be made by any party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Ordinary Shareholders and the Company, provided, that any such announcement made by any partner, limited partner, bona fide potential partner or bona fide potential limited partner of the Ordinary Shareholders shall not be subject to the consent of the Company.

(f) Other Information.    The provisions of this Section 7.02 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

Section 7.03 Successors and Assignees.    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assignees of the Parties. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 7.04 Governing Law    This Agreement shall be governed by and construed in accordance with the law of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

Section 7.05 Counterparts; Facsimile

This Agreement may be executed and delivered by facsimile or other electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.06 Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 7.07 Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their addresses set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.07.

To the Kingsoft Corporation:	To the Company:
Address: Kingsoft Tower, No 33 Xiao Ying West Road, Haidian District, Beijing (100085) Tel: (86)10-82334488-8818 Fax: (86)10-82325655 Attention: Ng Yuk Keung	Address: Kingsoft Tower, No 33 Xiao Ying West Road, Haidian District, Beijing (100085) Tel: (86)10-82334488-8818 Fax: (86)10-82325655 Attention: Ng Yuk Keung

To the Founders and the Founders Holdco:	To TCH:

Address: Room 412, Building 26, Lan Diao Sha Long, Cui Ping Li, Tong Zhou District, Beijing Tel: (86) 13911171978 Fax: (86)10-59770988 Attention: Fu Sheng

Address: Level 29, Three Pacific Place

1 Queen’s Road East, Hong Kong

Attn: Corporate Counsel

Fax No.: +852-2520-1148

With a copy to:

Address: Tencent Building, Keji Zhongyi Avenue

Hi-tech Park, Nanshan District

Shenzhen 518057, PRC

Attn: General Manager, M&A

Fax No.: +86755-8601 3078

Attn: General Counsel

Fax No.: +86755-8601 3090 Ext: 82238

To Matrix Partners:

Address: Suite 2601, Taikang Financial Tower, No.38, East 3rd Ring Road North, Chaoyang District, Beijing, 100020, China Tel: (86)10-65000088 Fax: (86)10-65000066 Attention: Michael Zuo

Section 7.08 Amendments and Waivers

Any term of this Agreement may be amended, terminated or waived only with the written consent of the Parties. Any amendment or waiver effected in accordance with this Section 7.08 shall be binding upon the Parties, and each transferee, successor and/or assignee of the Parties.

Section 7.09 Severability

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 7.10 Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 7.11 Entire Agreement

This Agreement (including the schedules and exhibits hereto) and any other agreements, instruments or documents entered into in connection with this Agreement constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly cancelled.

Section 7.12 Dispute Resolution

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either Party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 7.12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 7.12 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.

(e) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any Party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g) Any Party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 7.13 Cumulative Rights    Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

Section 7.14 Further Assurance

Each of the Parties hereto undertakes with each of the other Parties that it shall do, or shall procure to be done, all such acts and things and shall execute, or shall procure to be executed, all such documents as may be necessary or appropriate to implement the provisions of this Agreement or otherwise to give full legal force and effect thereof.

Section 7.15 Remedies.

The Parties hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of their rights under this Agreement. Each of the Parties agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In addition, the rights of the Parties set forth in this Agreement shall be in addition to, and not in lieu of, any other rights that the Parties may have in any capacity or otherwise.

Section 7.16 Conflict with the Restated Memorandum and Articles.

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Restated Memorandum and Articles or other constitutional documents of the Company, the terms of this Agreement shall prevail as between the shareholders of the Company only. The Parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS of which the Parties hereto have executed this Agreement on the date first mentioned above.

COMPANY:	Kingsoft Internet Security Software Holdings Limited

	By:	/s/ Sheng FU
	Name:	Sheng FU
Title:

HK CO:	Cheetah Technology Corporation Limited

	By:	/s/ Jun LEI
	Name:	Jun LEI
Title:

BVI CO:	Conew.com Corporation

	By:	/s/ Sheng FU
	Name:	Sheng FU
Title:

US CO:	KS Mobile Inc.

	By:	/s/ Sheng FU
	Name:	Sheng FU
Title:

IN WITNESS of which the Parties hereto have executed this Agreement on the date first mentioned above.

WFOES:	Zhuhai Juntian Electronic Technology Co., Ltd.

	By:	/s/ Jun LEI /s/ Common seal
	Name:	Jun LEI
Title:
(Affix Company’s Chop)

Conew Network Technology (Beijing) Co., Ltd.

	By:	/s/ Sheng FU /s/ Common seal
	Name:	Sheng FU
Title:
(Affix Company’s Chop)

WFOE SUB:	Beijing Kingsoft Internet Security Software Co., Ltd.

	By:	/s/ Jun LEI /s/ Common seal
	Name:	Jun LEI
Title:
(Affix Company’s Chop)

IN WITNESS of which the Parties hereto have executed this Agreement on the date first mentioned above.

DOMCOS:	Beike Internet (Beijing) Security Technology Co., Ltd.

	By:	/s/ Jun LEI /s/ Common seal
	Name:	Jun LEI
Title:
(Affix Company’s Chop)

Beijing Conew Science and Technology Development Co., Ltd.

	By:	/s/ Sheng FU /s/ Common seal
	Name:	Sheng FU
Title:
(Affix Company’s Chop)

Beijing Kingsoft Network Technology Co., Ltd.

	By:	/s/ Jun LEI /s/ Common seal
	Name:	Jun LEI
Title:
(Affix Company’s Chop)

IN WITNESS of which the Parties hereto have executed this Agreement on the date first mentioned above.

Kingsoft Corporation:

Kingsoft Corporation Limited

By:	/S/
Name:
Title:

IN WITNESS of which the Parties hereto have executed this Agreement on the date first mentioned above.

Matrix Partners:

Matrix Partners China I, L.P.
By:	Matrix China Management I, L.P. its General Partner
By:	Matrix China I GP GP, Ltd. its General Partner

By:	/S/
Name:
Title:

Matrix Partners China I-A, L.P.
By:	Matrix China Management I, L.P. its General Partner
By:	Matrix China I GP GP, Ltd. its General Partner

By:	/S/
Name:
Title:

IN WITNESS of which the Parties hereto have executed this Agreement on the date first mentioned above.

Founders and Founders Holdco:

/s/ FU Sheng
FU Sheng

/s/ XU Ming
XU Ming

FaX Vision Corporation

By:	/s/ FU Sheng
Name:	FU Sheng
Title:	Director

IN WITNESS of which the Parties hereto have executed this Agreement on the date first mentioned above.

TCH:

TCH Copper Limited

By:	/s/ Huateng Ma
Name:	Huateng Ma
Title:	Director

Schedule 1

List of Competitors

Schedule 2

Control Documents

Exhibit A

Third Amended and Restated Memorandum and Articles of Association